Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-278195), and any future amendments or supplements thereto, of Ultra Clean Holdings, Inc. of our report dated February 23, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ultra Clean Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 26, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement, and any future amendments or supplements thereto.

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 14, 2026